                                                                                Norfolk Southern Corporation, Three Commercial Place, Norfolk, Va. 23510-2191

                                                                        FOR IMMEDIATE RELEASE

                                                                        October 23, 2012

Norfolk Southern reports third-quarter 2012 results

•      Railway operating revenues were $2.7 billion.

•      Income from railway operations was $731 million.

•      Net income totaled $402 million.

•      Diluted earnings per share were $1.24.

•      The railway operating ratio equaled 72.9 percent.

NORFOLK, VA. – For the third quarter of 2012, Norfolk Southern reported net income of $402 million, or $1.24 per diluted share, 27 percent lower compared with $554 million, or $1.59 per diluted share, in the third quarter of 2011.

            “Third-quarter results reflect weak market conditions, which resulted in declines in our coal and merchandise shipments,” said Norfolk Southern CEO Wick Moorman. “We remain focused on controlling costs while continuing to provide high service levels for our customers and invest in projects that will support future growth.”

            Railway operating revenues totaled $2.7 billion, down 7 percent compared with third-quarter 2011, primarily as the result of volume declines in coal and merchandise and lower revenues from fuel surcharges. Third-quarter 2012 fuel surcharge revenues were impacted by a $21 million unfavorable lag effect, while third-quarter 2011 fuel surcharge revenues included a favorable lag effect of $52 million.

General merchandise revenues were $1.4 billion, 1 percent lower than third-quarter 2011 results. Coal revenues fell 22 percent, to $701 million, compared with the same period last year. Intermodal revenues were $567 million,
3 percent higher compared with the third quarter of 2011.

            Railway operating expenses for the third quarter increased 1 percent to $2.0 billion, compared with 2011.

            Income from railway operations was $731 million, 22 percent lower compared with the same period last year.

            The third-quarter railway operating ratio increased to 72.9 percent compared with 67.5 percent during the third quarter of 2011.

Norfolk Southern Corporation is one of the nation’s premier transportation companies. Its Norfolk Southern Railway subsidiary operates approximately 20,000 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal and industrial products.

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Norfolk Southern contacts:

(Media) Frank Brown, 757-629-2710 (fsbrown@nscorp.com)

(Investors) Michael Hostutler, 757-629-2861 (michael.hostutler@nscorp.com)

Operating Subsidiary: Norfolk Southern Railway Company                                             World Wide Web Site: www.nscorp.com